Exhibit 16.1

August 24, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of AvePoint, Inc. dated August 24, 2021, as contained in the first paragraph of Item 4.01, the second and third sentences of the second paragraph of Item 4.01, and the third, fourth and fifth paragraphs of Item 4.01, and are in agreement with those statements.

/s/ Crowe LLP

New York, New York

cc:	Mr. John Ho
Audit Committee Chairman
AvePoint, Inc.